FOR IMMEDIATE RELEASE

GrafTech Discloses Efforts to Settle with the Daniel and Nathan Milikowsky Group
Despite the Daniel and Nathan Milikowsky Group’s Rejection of GrafTech’s Settlement Offers, the Board Remains Open to Representation from the Group’s Slate

GrafTech to File Preliminary Proxy Materials Shortly

PARMA, Ohio- March 20, 2014-GrafTech International Ltd. (NYSE:GTI) (“GrafTech”) today announced that, in an effort to reach a mutually agreeable resolution that would benefit all stockholders and avoid a potentially costly and distracting proxy contest, it has made two separate settlement offers to the Daniel and Nathan Milikowsky Group. The Daniel and Nathan Milikowsky Group, which has nominated five directors to stand for election to the Company’s existing seven person Board to take control of the Company at the May 15, 2014 Annual Meeting, has rejected both offers.

Since the Daniel and Nathan Milikowsky Group first made its intentions public, Nathan Milikowsky and Joel L. Hawthorne, President and Chief Executive Officer of GrafTech, have had three in-person meetings and numerous telephone conversations.The most recent settlement offer was put forward in a meeting between Mr. Hawthorne and Nathan Milikowsky on March 20, 2014. Mr. Hawthorne, acting on behalf of the Board, proposed that GrafTech would add four new candidates for election to the Board at the upcoming Annual Meeting as well as a standstill through the 2015 Annual Meeting. The four new candidates would have included two of the Daniel and Nathan Milikowsky Group’s nominees who meet GrafTech’s corporate governance criteria and two highly qualified independent candidates with relevant industry experience selected by the GrafTech Board.

While GrafTech believes it is unfortunate that the Daniel and Nathan Milikowsky Group has rejected the settlement offers, the Company does not believe it is in stockholders’ interests to have an expensive and distracting proxy contest at the upcoming Annual Meeting. Accordingly, as the Company has indicated to Nathan Milikowsky directly, GrafTech remains open to continuing to engage with the Daniel and Nathan Milikowsky Group in order to reach a mutually agreeable resolution, including having representation from its proposed slate on the GrafTech Board.

The GrafTech Board and management team are confident that the Company has the right leadership and strategy to continue driving value for all stockholders. GrafTech has had a strong track record of success and is positioned to deliver long-term growth and stockholder value. Over the last five years, the Board and management team have taken key steps to strengthen and transform the business, including:

•	Successfully completed and integrated four acquisitions;

•	Expanded end markets as well as technology and processing capabilities;

•	Secured the supply of a key raw material through backward integration;

•	Since 2009, grew Engineered Solutions’ sales at a compound annual rate of over 20%;

•	Launched in October 2013, a transformative restructuring of the Company’s global production network to dramatically improve its cost structure and reduce inventory;

•	Reduced SG&A by 18% in 2013; and

•	Maintained a strong balance sheet in a challenging economic and industry environment.

GrafTech intends to file its preliminary proxy materials with the U.S. Securities and Exchange Commission shortly.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) about certain nominations for election of directors, future or targeted operational and financial performance; growth prospects and rates, the markets we serve, strategic plans and our position in our industry. Our expectations are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: unforeseen delays, costs or liabilities associated with our initiatives as well as our growth and other plans, changes in market prices of our securities, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. This news release does not constitute an offer or solicitation as to any securities.

IMPORTANT ADDITIONAL INFORMATION: GrafTech and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the 2014 Annual Meeting. GrafTech plans to file with the SEC a definitive proxy statement and WHITE proxy card in connection with the 2014 Annual Meeting (the “2014 Proxy Materials”). The 2014 Proxy Materials will contain important information about GrafTech, the 2014 Annual Meeting and related matters. Stockholders are urged to read the 2014 Proxy Materials and accompanying WHITE proxy card carefully when they are available. Stockholders will be able to obtain free copies of the 2014 Proxy Materials and other documents filed with the SEC by GrafTech through the web site maintained by the SEC at www.sec.gov and on GrafTech’s web site at http://ir.graftech.com/.

Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2014 Proxy Materials. This information can also be found in GrafTech’s preliminary proxy statement for the 2014 Annual Meeting, which will be filed with the SEC shortly.

Contacts:
Quinn Coburn
GrafTech International, Vice President, Finance
216-676-2000

Jamie Moser / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449